COUNTERPATH CORPORATION
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is effective the 13th day of December, 2007.

BETWEEN

CounterPath Corporation, having an address at Suite 300, 1 Bentall, 505 Burrard Street, Vancouver, British Columbia V7X 1M3 (hereinafter referred to as the “Company”)

AND

Mark Bruk having an address at Suite 302 – 738 Broughton Street, Vancouver, British Columbia V6G 3A7

(hereinafter referred to as the “Executive”)

RECITALS:

A. The Company is primarily in the business of researching, developing and selling of VoIP/IP Telephony software products (the “Company's Business”).

B. The Executive is a co-founder of the Company, and is Chairman and Chief Executive Officer of the Company.

C. The Company has purchased all of the shares of NewHeights Software Corporation (“NewHeights”). Accordingly, NewHeights has become a wholly-owned subsidiary of the Company and the executive teams of the Company and NewHeights will be combined and restructured.

D. In recognition of the contributions of the Executive in the development of the Company’s business, and of the skills, expertise, insight and innovation the Executive has brought and will continue to bring to the Company’s business, the Company is desirous of continuing to employ the Executive on the terms hereinafter set out.

E. As of the effective date the Company and the Executive have agreed that the Executive will relinquish his positions as Chairman and Chief Executive Officer of the Company and assume the position of Executive Vice-Chairman of the Company.

F. The Executive and the Company wish to enter into this Agreement to record the terms of employment between them.

CounterPath Corporation
Employment Agreement

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of mutual covenants and agreements hereafter set out, the Company and the Executive agree to the following terms and conditions:

1.

Revised Terms of Employment. The Company and the Executive hereby agree that as of the effective date referred to above, the Executive will be employed as the Executive Vice-Chairman of the Company and that the terms of the Executive’s employment will be as set forth in this Agreement.

2.

Position and Duties. The Executive’s key responsibilities will involve being a resource to the Company’s Board of Directors, Chief Executive Officer, and President, formulating plans and developing conceptual strategies for expanding the Company’s Business, input and advice on the implementation of such strategies, and input and advice on the development of new products and services for the Company (the “Employment Duties”). The Executive will carry out the Employment Duties at such place as the Executive, acting reasonably, deems appropriate (the “Place of Employment”) and at such times as the Executive, acting reasonably, deems appropriate. In carrying out the Employment Duties, the Executive will report directly to the Company’s Board of Directors (the “Board”) and will consult with the Company’s Chief Executive Officer and the Company’s President from time to time as required in the fulfillment of the Employment Duties.

3.

Time & Effort. The Executive will use his best efforts to promote the interests of the Company. The Executive will devote such attention and energies to carrying out the Employment Duties as would a reasonably diligent person in similar circumstances however the Company acknowledges and agrees that the Executive will only be expected to work forty (40) hours per week (on average), not the significantly higher number of hours per week that the Executive was working in his previous capacity as Chairman and Chief Executive Officer of the Company. The Executive may engage in or make personal investments in, any other businesses provided such activities do not result in a breach of the Confidentiality and Non-Competition Agreement which the Executive has signed concurrently with this Agreement.

4.

Board Seat. For as long as the Executive remains employed by the Company hereunder and provided that the Executive is not disqualified under applicable law from acting as a director of the Company, the Company will include the Executive as one of management’s nominees for election from time to time as a director of the Company and will solicit proxies from the Company’s shareholders in favour of the Executive’s election from time to time as a director of the Company.

5.

Salary. As remuneration for his services hereunder, the Executive will be paid a basic salary of one hundred and eighty thousand Canadian dollars (CDN$180,000) per annum (the “Basic Salary”). During the term of this Agreement, the Company will review the Basic Salary at least annually to ensure that it is commensurate with the salaries paid to the most senior executive officers of the Company and its subsidiaries, provided that the Basic Salary will not be reduced. At the sole discretion of the Executive, the Basic Salary will be payable either (a) by the Company in equal monthly installments not later

CounterPath Corporation
Employment Agreement

than the last Business Day of each calendar month, or (b) by the Canadian subsidiary of the Company in equal semi-monthly installments at regular payroll periods established by the Canadian subsidiary of the Company. For the purposes of this Agreement, a “Business Day” is any day other than a Saturday, Sunday or statutory holiday in Vancouver, British Columbia. All Basic Salary will be paid, at the Canadian dollar equivalent on the date of payment, in United States dollars or such other currency as the Executive and the Company mutually agree in writing.

6.

Stock Options. The Executive will be eligible to receive incentive stock options and other equity incentives at the discretion of the Board commensurate with those that the Board awards, from time to time, to the most senior executive officers of the Company and its subsidiaries.

7.

Bonus Entitlements. The Executive will also be entitled to receive, in respect of each fiscal year of the Company, an annual cash bonus in an amount of up to fifty per cent (50%) of the Executive’s Basic Salary (the “Annual Cash Bonus”) based upon the Executive’s achievement of certain milestones and objectives (the “Bonus Targets”) mutually agreed by the Executive and the Board acting reasonably. The Bonus Targets and the Annual Cash Bonus will both be commensurate with the bonus targets and the annual cash bonuses established for the Chief Executive Officer, and the Chief Operating Officer of the Company and its subsidiaries. During the term of this Agreement, the Company will review the Annual Cash Bonus at least annually to ensure that it is commensurate with the annual cash bonuses paid to the Chief Executive Officer, and the Chief Operating Officer of the Company and its subsidiaries, provided that the Annual Cash Bonus will not be reduced.

8.

Income Tax and Other Tax on Remuneration. The Basic Salary, Monthly Expense Allowance, Annual Cash Bonus and any other remuneration payable hereunder (including, without limitation, the Severance Payment in accordance with Section 16.3, the Death Benefit in accordance with Section 19, or payments pursuant to Section 18.2), will be paid by the Company to the Executive (or his estate, as the case may be) net of any deduction or withholding that the Company is, by law, required to deduct or withhold. The Executive will be solely responsible for paying any income tax or other tax payable in respect of such remuneration, except in the case where the Company has made a deduction or withholding in which case the Company is responsible that such amount be properly remitted.

9.

Benefits. The Company will provide the Executive with benefits and perquisites commensurate to those that it provides, from time to time, to the most senior executive officers of the Company and its subsidiaries including, without limitation, international medical and dental insurance coverage and participation (based on the number of years that the Executive has acted as an executive officer of the Company or any of its subsidiaries before and after the date of this Agreement) in any pension plan, if, as and when implemented by the Company, in which executive officers of the Company and its subsidiaries are eligible to participate. The Company will also pay to the Executive an offsite location allowance (the “Monthly Expense Allowance”) of one thousand Canadian dollars (CDN$1,000) per month (or such higher amount per month as may from time to

CounterPath Corporation
Employment Agreement

time be agreed in writing by the Company) to offset personal travel and living expenses incurred by the Executive in carrying out the Employment Duties at the Place of Employment. The Executive will be entitled to receive the Monthly Expense Allowance retroactive to August 1, 2007 and the Monthly Expense Allowance will be paid monthly regardless of the amount of personal travel and living expenses actually incurred by the Executive.

10.

Reimbursement of Expenses. The Executive may incur reasonable expenses in excess of the Monthly Expense Allowance for furthering the Company's Business, including expenses for entertainment, travel, and similar items. The Company will reimburse the Executive for all business expenses in excess of the Monthly Expense Allowance at the same time and in the same manner as each monthly installment of Basic Salary after the Executive presents an itemized account of expenses, including original receipts, pursuant to Company policy. If the Executive provides such itemized account at least seven (7) days prior to the date upon which his next installment of Basic Salary is due and payable, the Company will reimburse such expenses at the same time as it pays such installment of Basic Salary.

11.	Vacation. The Executive will be entitled to a yearly paid vacation of four (4) weeks and such additional vacation time as may be approved from time to time by the Board.

12.

Policies and Procedures. The Executive will abide by all Company policies and procedures, which policies and procedures may be updated and changed at any time at the discretion of the Company, acting reasonably.

13.

Privacy. The Company may monitor and/or review all email, voice mail, Internet browser usage and phone calls when deemed necessary by the Company without prior notice, which email, voice mail, Internet browser usage or phone calls are/were performed using Company property and/or services.

14.

Confidentiality. The Executive will not, during or after the term of his employment, reveal any confidential information or trade secrets of the Company to any person, firm, corporation, or entity. If the Executive reveals or threatens to reveal any such information, the Company will be entitled to an injunction restraining the Executive from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Executive for a breach or threatened breach of this condition, including the recovery of damages from the Executive. The Executive will promptly sign and deliver the Company's form of Confidentiality and Non-Competition Agreement as a condition of continuing employment.

15.	Disability.

15.1	If the Executive is absent from work or is unable to fully and effectively perform his duties because of illness or incapacity or for any other reason (collectively, “Disability”),

CounterPath Corporation
Employment Agreement

then subject to Sections 15.2 and 15.3, the Company will continue to pay the Executive the Basic Salary.

15.2

If the Executive is absent from work or is unable to fully and effectively perform his duties due to a Disability, and if he is entitled to receive payments under any disability insurance plan for senior executives of the Company (when established by the Company and which disability insurance plan provides payments commensurate with the Basic Salary), then the Company’s obligation to pay the Basic Salary will be reduced by any amounts received under such disability insurance plan.

15.3

Notwithstanding Section 15.2, if the Executive is absent from work or is unable to fully and effectively perform his duties due to a Disability or any other reason, for a continuous period of more than two hundred and seventy (270) days or for an aggregate period of more than two hundred and seventy (270) days in any period of three hundred and sixty five (365) days, then the Company will have the option to terminate the Executive's employment upon thirty (30) days prior written notice by making the Severance Payment in accordance with Section 16.3.

16.	Termination of Employment by the Board.

16.1	The Board may terminate the Executive's employment and this Agreement at any time upon thirty (30) days prior written notice by making the Severance Payment in accordance with Section 16.3.

16.2

Notwithstanding Section 16.1, the Company may terminate the Executive's employment upon fourteen (14) days prior written notice by making the Severance Payment in accordance with Section 16.3 should any of the following events occur:

(a) the Company decides to terminate its business and liquidate its assets; or

(b) bankruptcy or reorganization of the Company to protect its assets from creditors.

16.3

Severance Payment. For the purposes of this Section 16, “Severance Payment” means a lump sum equal to the aggregate of (i) three hundred and fifty thousand Canadian dollars (CDN$350,000), plus (ii) an amount equal to the greater of (A) five hundred per cent (500%) of the Annual Cash Bonus that the Executive would have earned as of the end of the fiscal year in which the Executive’s employment is terminated if all of the applicable Bonus Targets had been achieved (irrespective of whether such Bonus Targets were established for the period in question), or (B) two hundred and fifty per cent (250%) of the Executive’s Basic Salary for an entire year. The Severance Payment will be paid, at the Canadian dollar equivalent on the date of payment, in United States dollars or such other currency as the Executive and the Company mutually agree in writing. If at any time the Company is required to make the Severance Payment in connection with a termination of the Executive’s employment hereunder, the Company will, for a period of thirty (30) months from termination of employment, provide the Executive with the same benefits and perquisites to which he was entitled prior to the termination of his employment and all vested and unvested stock options held by the Executive will be deemed vested and will remain exercisable by the Executive until the earlier of (i) their

CounterPath Corporation
Employment Agreement

Expiry Date as defined Section 1.1(c) of the Stock Option Agreement(s) between the parties or (ii) one hundred and eighty (180) days from termination of employment, which date supersedes the date of termination set out in Section 1.7(d) of the Stock Option Agreement(s) between the parties.

16.4

The Company may terminate the Executive's employment without notice and/or payment of the Severance Payment if the Executive commits an act of fraud as determined and finally adjudicated by a court of competent jurisdiction in Canada.

17.	Termination of Employment by the Executive.

17.1

The Executive may, for any reason, terminate his employment upon six (6) months' written notice to the Company. Following such notice from the Executive, the Company may require the Executive to perform his duties to the date of termination, or some other mutually agreed earlier date of termination, and the Executive will be paid his prevailing Basic Salary and Monthly Expense Allowance to the date of termination (plus any applicable Annual Cash Bonus with Bonus Targets being considered fully met irrespective of whether such Bonus Targets were established for the period in question, prorated up to and including the end of the month in which the date of termination occurs) but the Company will be under no obligation to make the Severance Payment set out in Section 16.3.

17.2

If at any time without the Executive’s prior written consent (i) any change, event, activity or decision occurs within the Company that is materially adverse to the Executive’s position, title, status, job description, duties, responsibilities or actual authority hereunder, or (ii) the Executive is required by the Company to relocate his Place of Employment more than fifty (50) kilometres from his then usual Place of Employment, or (iii) the Executive ceases to be a director of the Company for any reason other than pursuant to his resignation, death or legal disqualification (in each case in (i), (ii) or (iii) above, “Good Reason”) then, within thirty (30) days of the Executive becoming aware of the existence of a Good Reason, the Executive may give written notice of such Good Reason to the Company. If, within fourteen (14) days of receipt of the Executive’s notice, the Company has not rescinded or rectified the matter constituting the Good Reason, or denied the occurrence of the event, the Executive will be entitled for a further period of thirty (30) days to give written notice of the termination of his employment hereunder. If the Company does rescind or rectify the matter and provides written notification of doing so to the Executive, or denies the occurrence of the event, within fourteen (14) days from receipt of the Executive’s notice of the Good Reason, the Executive will be deemed to have accepted such rescindment, rectification or denial unless within thirty (30) days of written notification of rescindment, rectification, or denial from the Company the Executive elects to dispute such rescindment, rectification, or denial by giving written notice of termination of employment for Good Reason. Upon having given written notice of termination of employment for Good Reason, the Executive will be entitled to receive from the Company, and the Company will be obliged to pay to the Executive, the Severance Payment in accordance with Section 16.3, subject only to Section 17.3.

CounterPath Corporation
Employment Agreement

17.3

If the Company disputes the Executive’s right to terminate his employment for Good Reason pursuant to Section 17.2, such dispute will be resolved by structured negotiation with the assistance of a mediator agreed to by the parties or failing agreement, appointed by the British Columbia International Commercial Arbitration Centre under its commercial mediation rules. If the dispute cannot be settled within a period of thirty (30) days after the mediator has been appointed, or such longer period agreed to by the parties, the dispute will be referred to and finally resolved by arbitration in Vancouver, British Columbia pursuant to the terms of the British Columbia Commercial Arbitration Act. The arbitral tribunal will be comprised of a single arbitrator agreed upon by the parties. If the parties are unable to agree to the appointment of an arbitrator within fifteen (15) days of delivery of a request for arbitration by either party to the other, a request for appointment of the arbitrator may be made to the Executive Director of the British Columbia International Commercial Arbitration Centre. If for any reason the Executive Director is unable to make the appointment request, a request will be made for appointment of the arbitrator to the Supreme Court of British Columbia. Each party will bear its own costs of legal representation and assistance. All other costs, including the fees and expenses of the mediator, the arbitrator and administrative fees and charges, will be as awarded by the arbitrator.

18.	Termination of Employment Upon Certain Events.

18.1	The Executive agrees that this Agreement and his employment with the Company will terminate on the earlier of:

(a)

the date the Executive has sold such number of common shares of the Company (currently owned by the Executive or obtained through the exercise of any stock options granted to the Executive) which has resulted in aggregate net proceeds of at least four million dollars US dollars (USD$4,000,000), or

(b)

when the Company’s publicly traded common shares (as adjusted for any stock splits, stock dividends, other distributions payable solely in additional shares of the Company’s common shares, or any other transaction where the Company’s common shares are converted into or exchanged for the same or a different number of shares of any class or series of stock, whether by recapitalization, reclassification, reorganization, merger or otherwise) had a daily close above one dollar and twenty cents US funds (USD$1.20) for a period of (6) six consecutive months and in each week during such six(6)-month period the average weekly trading volume, was in excess of one million two hundred fifty thousand (1,250,000) shares (adjusted pro-rata for any trading week of less than 5 days).

18.2	In the event this Agreement is terminated upon the occurrence of the events set out in Section 18.1, the Company agrees to pay the Executive a lump sum as follows:

(a) the Executive’s Base Salary and Monthly Expense Allowance up to the end of the month in which the termination pursuant to Section 18.1 was effected (the “Termination Date”) plus,

CounterPath Corporation
Employment Agreement

	(b)	the equivalent of the Executive’s Base Salary and Monthly Expense Allowance which would have been paid during the three (3) month period after the Termination Date plus,

(c)

a bonus consisting of either (i) if the Termination Date is the fiscal year end of the Company, then one hundred per cent (100%) of the Executive’s Annual Cash Bonus [i.e. fifty per cent (50%) of the Executive’s Base Salary] pro-rated for a three (3) month period after the Termination Date and if not already paid, the Annual Cash Bonus for the fiscal year in which the Executive’s employment is terminated; or (ii) if the Termination Date is not the fiscal year end of the Company then, one hundred per cent (100%) of the Executive’s Annual Cash Bonus [i.e. fifty per cent (50%) of the Executive’s Base Salary] (pro-rated as necessary for any partial fiscal year) for the period commencing on the start of the Company’s fiscal year in which the Executive’s employment is terminated and ending after a three (3) month period after the Termination Date.

18.3	In the event this Agreement is terminated upon the occurrence of the events set out in Section 18.1, the Company also agrees to the following:

(a)

for a period of twelve (12) months after the Termination Date, it will provide the Executive with the same benefits and perquisites to which he was entitled prior to the termination of his employment and all vested and unvested stock options held by the Executive will be deemed vested and will remain exercisable by the Executive until the earlier of (i) their Expiry Date as defined in Section 1.1(c) of the Stock Option Agreement(s) between the parties, or (ii) one hundred and eighty (180) days from the Termination Date, which date supersedes the date of termination set out in Section 1.7(d) of the Stock Option Agreement(s) between the parties; and

	(b)	reimburse the Executive for any other expenses incurred prior to the Termination Date, in furthering the Company’s Business, in accordance with Section 10.

18.4

The Executive agrees that if his employment is terminated pursuant to Section 18.1, the payments referred to in Section 18.2 and 18.3 will be in full compensation for the termination of his employment, irrespective of Sections 16 and 17 of this Agreement.

19.

Death Benefit. If the Executive dies during the term of employment, the Company will pay to the Executive's estate an amount equal to (i) the Executive's prorated Basic Salary up to and including the end of the month in which death occurred, plus (ii) the Annual Cash Bonus that the Executive would have earned during the fiscal year in which the Executive’s death occurred with Bonus Targets being considered fully met irrespective of whether such Bonus Targets were established for the period in question, prorated up to and including the end of the month in which death occurs (the “Death Benefit”). If, for any reason, the Executive and the Board have not agreed upon the amount of the Annual Cash Bonus that the Executive is eligible to receive in respect of the year in which the Executive’s death occurs, the amount of the Annual Cash Bonus for the purposes of calculating the amount payable to the Executive’s estate will be deemed to be an amount

CounterPath Corporation
Employment Agreement

equal to one hundred per cent (100%) of the Executive’s Basic Salary for an entire year. The Death Benefit will be paid, at the Canadian dollar equivalent on the date of payment, in United States dollars or such other currency as the Executive’s estate and the Company mutually agree in writing.

20.

Assistance in Litigation. Executive will upon reasonable notice and at the Company's expense, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment. The Executive may, at its option and at the Company's expense, retain a lawyer to attend with the Executive at any legal proceedings, which the Company requires the Executive to be present at.

21.	Effect on Prior Agreements. This Agreement supersedes any prior employment agreement between the Company or any predecessor of the Company and the Executive.

22.

Disputes. All disputes arising out of or relating to this Agreement except for a dispute pursuant to Section 16.4, will be resolved in the same manner as a dispute contemplated in Section 17.3 and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

23.

Severability. If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement will remain in effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Executive will be deemed reinstated as if this Agreement had not been executed.

24.

Assumption of Agreement by Company's Successor and Assignees. The Company’s rights and obligations under this Agreement will enure to the benefit and be binding upon the Company’s successors and assignees.

25.

Oral Modifications Not Binding. Oral modifications to this Agreement will have no effect. This Agreement may be modified only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

26.

Notices. Except as otherwise expressly provided herein, any and all notices or demands which must or maybe given hereunder or under any other instrument contemplated hereby will be given by delivery in person or by regular mail or by facsimile transmission to the parties' respective address set out on the first page of this Agreement. All such communications, notices or presentations and demands provided for herein will be deemed to have been delivered when actually delivered in person to the respective party, or if mailed, then on the date it would be delivered in the ordinary course of mail, or if sent by facsimile transmission, on the date of receipt of confirmation that the transmission has been received. Any party may change its address hereunder on twenty (20) days notice to the other party in compliance with this section.

27.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of British Columbia and the laws of Canada applicable therein without regard

CounterPath Corporation
Employment Agreement

for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement effective as of the date first above written.

COUNTERPATH CORPORATION	)	MARK BRUK
)
)
)
)
)
)
)
/s/ Owen Matthews	)	/s/ Mark Bruk
(Authorized Signatory))		Signature of Executive
)

CounterPath Corporation
Employment Agreement